Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen acquires U.K.-based Lab M Holdings

LANSING, Mich., Aug. 27, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired the stock of United Kingdom-based Lab M Holdings, a developer, manufacturer and supplier of microbiological culture media and diagnostic systems.

Lab M was founded in 1971, and has grown into a leading provider of microbial testing and diagnostic products for the global food, water, industrial and clinical testing markets. The company currently sells into more than 70 countries worldwide, and has several large customers in the European Union, Middle East and India.

“The combination of Lab M’s quality products with our Acumedia product line will make Neogen a leading global company in the traditional microbiology market, as well as give us new tools we can incorporate into our food safety diagnostics to enhance our products,” said James Herbert, Neogen’s CEO and chairman.

Lab M is headquartered in an accredited facility in Heywood, England, near Manchester. Neogen will maintain Lab M’s current facility, and its operations will be managed by Neogen’s Scotland-based Neogen Europe subsidiary.

“Adding Lab M’s complementary products and new capabilities to ours will greatly strengthen what we can offer Neogen’s existing food safety customers, as well as expand the reach of Neogen’s existing products to Lab M’s wide-ranging customer base,” said Dr. Stephen Holmes, managing director of Neogen Europe. “Lab M’s prepared media is a new product line for us, and its patents and licenses will greatly enhance our efforts to develop new products to detect foodborne pathogens.”

Lab M’s retiring chairman Colin Goodwille welcomed the opportunity for two strong brands, Lab M and Acumedia, to combine and enhance Neogen’s global food safety business.

“I am confident that Lab M has found an excellent home with Neogen, and wish the Lab M team and its many customers and suppliers every success as part of Neogen’s expanding business,” Goodwille said.

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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